CONSULTING AGREEMENT
THIS CONSULTING AGREEMENT is made effective as of October 7, 2019 (“Effective Date”) by and between PURE STORAGE, INC. and its successors or assignees (“Company”) and Timothy Riitters (“Consultant”) and shall continue through February 2, 2020 (the “Termination Date”), at which time, this Agreement shall automatically terminate, unless extended in writing and such writing is executed by the Parties. Company and Consultant may be referred to herein individually as a “Party” and collectively as the “Parties.”
1.  ENGAGEMENT OF SERVICES. Company may from time to time submit a Statement of Work (“SOW”) to Consultant substantially in the form of Exhibit A to this Agreement. Subject to the terms of this Agreement, Consultant will provide the services set forth in each SOW accepted by Consultant (the “Project(s)”) by the completion dates set forth therein. The manner and means that Consultant chooses to complete the Projects are in Consultant’s sole discretion and control. Consultant shall perform the services necessary to complete the Projects in a timely and professional manner consistent with industry standards and at a location, place and time that Consultant deems appropriate. Company agrees to provide the equipment, tools, and other materials as may be necessary for Consultant to complete the Projects, and will make its facilities and equipment available to Consultant when necessary. Company understands that addition or removal of Consultant resources from engagements take thirty (30) days to effectuate.
2.  COMPENSATION.
2.1  Fees. Company will pay Consultant the fee specified in each SOW as Consultant’s sole compensation for the Project, provided such Project meets the terms of the SOW and this Agreement and is of a quality consistent with industry standards. Consultant shall be responsible for all expenses incurred in performing services under this Agreement, except as set forth in the SOW. Upon termination of this Agreement for any reason prior to completion of an SOW, Company will pay Consultant fees and expenses on the basis stated in the SOW for work which is then in progress, within thirty (30) days of the later of Consultant’s invoice and the effective date of such termination.
2.2  Invoicing. Unless otherwise provided in the applicable SOW, (a) payment to Consultant of undisputed fees will be due thirty (30) days following Company’s receipt of an invoice which contains accurate records of the work performed sufficient to document the invoiced fees; and (b) Consultant will submit invoices to Company upon completion of the milestones specified in the applicable SOW or, if no such milestones are specified, on a monthly basis for services performed in the previous month.
3.  CONTRACTOR RELATIONSHIP. Consultant’s relationship with Company will be that of an independent contractor, and nothing in this Agreement should be construed to create a partnership, joint venture, or employer-employee relationship. Consultant (a) is not the agent of Company; (b) is not authorized to make any representation, contract, or commitment on behalf of Company; (c) will not be entitled to any of the benefits that Company makes available to its employees, such as group insurance, profit-sharing or retirement benefits (and waives the right to receive any such benefits); and (d) will be solely responsible for all tax returns and payments required to be filed with or made to any federal, state, or local tax authority with respect to

Consultant’s performance of services and receipt of fees under this Agreement. If applicable, Company will report amounts paid to Consultant by filing Form 1099-MISC with the Internal Revenue Service, as required by law. Consultant agrees to accept exclusive liability for complying with all applicable state and federal laws, including laws governing self-employed individuals, if applicable, such as laws related to payment of taxes, social security, disability, and other contributions based on fees paid to Consultant under this Agreement. Company will not withhold or make payments for social security, unemployment insurance or disability insurance contributions, or obtain workers’ compensation insurance on Consultant’s behalf. Consultant hereby agrees to indemnify and defend Company against any and all such taxes or contributions, including penalties and interest. Consultant agrees to provide proof of payment of appropriate taxes on any fees paid to Consultant under this Agreement upon reasonable request of Company.
4.  INTELLECTUAL PROPERTY RIGHTS.
4.1  Confidential Information. Consultant agrees that during the term of this Agreement and thereafter, it (a) will not use or permit the use of Confidential Information (defined below) in any manner or for any purpose not expressly set forth in this Agreement; (b) will not disclose, lecture upon, publish, or permit others to disclose, lecture upon, or publish any such Confidential Information to any third party; (c) will limit access to Confidential Information to Consultant personnel who need to know such information in connection with their work for Company; and (d) will not remove any tangible embodiment of any Confidential Information from Company’s premises without Company’s prior written consent. “Confidential Information” includes, but is not limited to, all information related to Company’s business and its actual or anticipated research and development, including without limitation (i) (a) trade secrets, inventions, mask works, ideas, processes, formulas, computer source and object codes, data, databases and data collections, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques; (ii) information regarding products or plans for research and development, marketing, sales and business plans, budgets, financial statements, licenses, contracts, prices and costs, suppliers, and customers; (iii) information regarding the skills and compensation of Company’s employees, Consultants, and any other service providers of Company; (iv) the existence of any business discussions, negotiations, or agreements between Company and any third party; and (v) all such information related to any third party that is disclosed to Company or to Consultant during the course of Company’s business (“Third Party Information”). Notwithstanding the foregoing, it is understood that Consultant is free to use information which is generally known in the trade or industry, information which is not gained as a result of a breach of this Agreement, and Consultant’s own skill, knowledge, know- how, and experience.
4.2  Competitive or Conflicting Engagements. Consultant agrees, during the term of this Agreement, not to enter into a contract or accept an obligation that is inconsistent or incompatible with Consultant’s obligations under this Agreement. Consultant further warrants that there is no other existing contract, obligation or duty on Consultant’s part that is inconsistent with this Agreement. Consultant further agrees not to disclose to Company, bring onto Company’s premises, or induce Company to use any confidential information that belongs to anyone other than Company or Consultant. Section 4.2 does not preclude Consultant from working with other companies provided that any employees of Consultant assigned to work on an SOW for Company shall not be assigned by Consultant to work on projects for a competitor of Company.

4.3  Inventions and Intellectual Property Rights. As used in this Agreement, the term “Invention” means any ideas, concepts, information, materials, processes, data, programs, know-how, improvements, discoveries, developments, designs, artwork, formulae, other copyrightable works, and techniques and all Intellectual Property Rights therein. The term “Intellectual Property Rights” means all trade secrets, copyrights, trademarks, mask work rights, patents and other intellectual property rights recognized by the laws of any country.
4.4  Background Technology. As used in this Agreement, the term “Background Technology” means all Inventions developed by Consultant other than in the course of providing services to Company hereunder and all Inventions acquired or licensed by Consultant that Consultant uses in performing services under this Agreement or incorporates into Work Product (defined below). Consultant will disclose any Background Technology in the SOW in which Consultant proposes to use or incorporate into Work Product, and shall not use or incorporate such Background Technology into the Work Product without the prior written consent of Company. If no Background Technology is disclosed in an SOW, Consultant warrants that it will not use Background Technology or incorporate it into Work Product provided pursuant thereto.
4.5.  Disclosure of Work Product. As used in this Agreement, the term “Work Product” means any Invention that is solely or jointly conceived, made, reduced to practice, or learned by Consultant in the course of any services performed for Company or with the use of materials of Company during the term of this Agreement. For purposes of this Agreement, and all SOWs hereunder, Work Product is defined to also include all deliverables being provided to Company under this Agreement and all SOWs hereunder. Consultant agrees to disclose promptly in writing to Company, or any person designated by Company, all Work Product.
4.7.  Ownership of Work Product. Consultant agrees that any and all Work Product, and all Inventions and all worldwide Intellectual Property Rights therein, shall be the sole and exclusive property of Company. It is expressly understood by Consultant that SOWs under this Agreement will result in Consultant creating deliverables that will qualify as works made for hire under 17 USC Section 101 and that ownership of all such works shall vest in Company.
4.8  Assignment of Work Product. If Consultant has any rights to the Work Product that are not owned by Company upon creation or embodiment, Consultant irrevocably assigns to Company all right, title and interest worldwide in and to such Work Product. Except as set forth below, Consultant retains no rights to use the Work Product and agrees not to challenge the validity of Company’s ownership in the Work Product.
4.9.  License to or Waiver of Other Rights. If Consultant has any right to the Work Product that cannot be assigned to Company by Consultant, Consultant unconditionally and irrevocably grants to Company during the term of such rights, an exclusive, even as to Consultant, irrevocable, perpetual, worldwide, fully paid and royalty- free license, with rights to sublicense through multiple levels of sublicensees, to reproduce, make derivative works of, distribute, publicly perform and publicly display in any form or medium, whether now known or later developed, make, use, sell, import, offer for sale and exercise any and all such rights. If Consultant has any rights to the Work Product that cannot be assigned or licensed to Company, Consultant unconditionally and irrevocably waives the enforcement of such rights, and all claims and causes of action of any kind against Company or related to Company’s customers, with respect to such rights, and agrees, at Company’s request and expense, to consent to and join in any action to enforce such rights.

4.9.  Assistance. Consultant agrees to assist Company in every way, both during and after the term of this Agreement, to obtain and enforce United States and foreign Intellectual Property Rights relating to Work Product in all countries. In the event Company is unable to secure Consultant’s signature on any document needed in connection with such purposes, Consultant hereby irrevocably designates and appoints Company and its duly authorized officers and agents as its agent and attorney in fact, which appointment is coupled with an interest, to act on its behalf to execute and file any such documents and to do all other lawfully permitted acts to further such purposes with the same legal force and effect as if executed by Consultant.
5.  CONSULTANT REPRESENTATIONS AND WARRANTIES. Consultant hereby represents and warrants that (a) the Work Product will be an original work of Consultant and any third parties will have executed assignment of rights reasonably acceptable to Company prior to being allowed to participate in the development of the Work Product; (b) the Work Product will fully conform to the requirements and terms set forth in the SOW; (c) to the best of his/her knowledge, neither the Work Product nor any element or development thereof will infringe or misappropriate the Intellectual Property Rights of any third party; (d) neither the Work Product nor any element thereof will be subject to any restrictions or to any mortgages, liens, pledges, security interests, or encumbrances; (e) Consultant will not grant, directly or indirectly, any rights or interest whatsoever in the Work Product to third parties; (f) Consultant has full right and power to enter into and perform this Agreement without the consent of any third party; ( (h) Consultant will comply with all laws and regulations applicable to Consultant’s obligations under this Agreement, will refrain from any unethical conduct, and will maintain high standards of professionalism; and (i) should Company permit Consultant to use any of Company’s equipment, or facilities during the term of this Agreement, such permission shall be gratuitous and Consultant (i) shall be responsible for any injury to any person (including death) or damage to property arising out of use of such equipment or facilities; (ii) shall perform all services during Company’s normal business hours, unless Company otherwise specifically requests; and (iii) shall comply with Company’s then- current access policies and procedures, including those pertaining to safety, security, anti-harassment, and confidentiality.
6.  TERMINATION. Unless previously terminated for the reasons set forth below in Sections 6.1 and 6.2 of this Agreement, the term of this Agreement shall commence on the Effective Date and shall terminate on the Termination Date.
6.1  Termination without Cause. Company may terminate this Agreement without cause at its convenience upon written notice to Consultant. Consultant may terminate this Agreement at any time that there is no uncompleted SOW in effect upon fifteen (15) days’ prior written notice to Company. Company will pay Consultant only those fees and expenses related to services actually performed during such notice period, as specified in the SOW.
6.2  Termination with Cause. Either party may terminate this Agreement immediately in the event that the other party has materially breached the Agreement and fails to cure such breach within five (5) days of receipt of notice by the non-breaching party, setting forth in reasonable detail the nature of the breach. Company may also terminate this Agreement immediately in its sole discretion in the event of Consultant’s material breach of the section titled Intellectual Property Rights. Company will pay Consultant only those fees and expenses related to services actually performed during such notice period, as specified in the SOW.

6.3  Return of Company Property. Upon termination of the Agreement or upon Company’s request at any other time, Consultant will deliver to Company all of Company’s property, equipment, and documents, together with all copies thereof, and any other material containing or disclosing any Work Product, Third Party Information or Confidential Information of Company and certify to Company in writing that Consultant has fully complied with this obligation Consultant further agrees that any property situated on Company’s premises and owned by Company is subject to inspection by Company personnel at any time with or without notice.
6.4  Survival. The following provisions shall survive termination of this Agreement: Sections and Subsections titled Intellectual Property Rights, Consultant Representations and Warranties, Return of Company Property, Survival, and General Provisions.
7.  RESERVED.
8.  GENERAL PROVISIONS.
8.1  Governing Law and Venue. This Agreement and any action related thereto will be governed, and interpreted by and under the laws of the State of California, without giving effect to any conflicts of laws principles that require the application of the law of a different state. Consultant hereby expressly consents to the personal jurisdiction and venue in the state and federal courts for the county in which Company’s principal place of business is located for any lawsuit filed there against Consultant by Company arising from or related to this Agreement.
8.2  Severability. If any provision of this Agreement is, for any reason, held to be invalid or unenforceable, the other provisions of this Agreement will remain enforceable and the invalid or unenforceable provision will be deemed modified so that it is valid and enforceable to the maximum extent permitted by law.
8.3  No Assignment. This Agreement, and Consultant’s rights and obligations herein, may not be assigned, subcontracted, delegated, or otherwise transferred by Consultant without Company’s prior written consent, and any attempted assignment, subcontract, delegation, or transfer in violation of the foregoing will be null and void. The terms of this Agreement shall be binding upon assignees.
8.4  Notices. Each party must deliver all notices or other communications required or permitted under this Agreement in writing to the other party at the address listed on the signature page, by courier, by certified or registered mail (postage prepaid and return receipt requested), or by a nationally-recognized express mail service. Notice will be effective upon receipt or refusal of delivery. If delivered by certified or registered mail, any such notice will be considered to have been given five (5) business days after it was mailed, as evidenced by the postmark. If delivered by courier or express mail service, any such notice shall be considered to have been given on the delivery date reflected by the courier or express mail service receipt. Each party may change its address for receipt of notice by giving notice of such change to the other party.
8.5  Injunctive Relief. Consultant acknowledges that, because its services are personal and unique and because Consultant will have access to Confidential Information of Company, any breach of this Agreement by Consultant would cause irreparable injury to Company for which monetary damages would not be an adequate remedy and, therefore, will entitle Company to injunctive relief (including specific performance). The rights and remedies provided to each party in this

Agreement are cumulative and in addition to any other rights and remedies available to such party at law or in equity.
8.6  Waiver. Any waiver or failure to enforce any provision of this Agreement on one occasion will not be deemed a waiver of any other provision or of such provision on any other occasion.
8.7  Export. Consultant agrees not to export, directly or indirectly, any U.S. technical data acquired from Company or any products utilizing such data, to countries outside the United States, in violation of the United States export laws or regulations.
8.8  Entire Agreement; Modification. This Agreement and any SOWs attached hereto together constitute the entire agreement between the Consultant and Pure and supersedes in its entirety any and all oral or written agreements previously existing between Consultant and Pure with respect to the subject matter hereof. For clarity, the pre-existing indemnity agreement between the Company and Consultant will apply, on its terms, during the duration of this Agreement. This Agreement may only be amended in a writing signed by duly authorized representatives of the parties.

[SIGNATURE PAGE TO FOLLOW]

Pure Storage, Inc.

By: /s/ Charles Giancarlo

Title: Chief Executive Officer

Date: October 7, 2019

Address:  650 Castro Street
         Mountain View, CA 94041

Consultant: Timothy Riitters

By: /s/ Timothy Riitters

Date: October 7, 2019

EXHIBIT A

STATEMENT OF WORK

Consultant: Timothy Riitters
Date: October 7, 2019
Statement of Work #: One (1)

This Statement of Work forms part of the Consultant Agreement dated October 7, 2019 by and between Pure Storage, Inc. (“Pure”) and Timothy Riitters (“Consultant”).

DESCRIPTION OF SERVICES; SERVICE FEES

a.Consultant will assist in the transition of his duties and responsibilities as the Company’s Chief Financial Officer as may be reasonably requested by the Company through February 2, 2020.

b.Consultant will continue vesting in his outstanding equity awards in accordance with their respective terms and conditions. Consultant will receive no additional fees or remuneration for the services performed under this Agreement.

c.The Company will reimburse Consultant, in accordance with Company policy, for all reasonable expenses incurred by Consultant in performing the services requested by the Company pursuant to this Agreement.

Pure Storage, Inc.

By: /s/ Charles Giancarlo

Title: Chief Executive Officer

Date: October 7, 2019

Consultant: Timothy Riitters

By: /s/ Timothy Riitters

Date: October 7, 2019